STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

                       American Radio Systems Corporation

                                   EXHIBIT 12

         The following table reflects the computation of the ratio of earnings to fixed charges and preferred stock dividends for the years indicated. (In thousands, except ratio data)


                                                    Three Months    Three Months
                                                    Ended March     Ended March
                                                      31, 1997        31, 1998
                                                    ------------    ------------
Computation of Earnings:
Loss from continuing operations before
   extraordinary loss and income taxes              $ (4,410)        $(18,432)

Add:
Interest expense (1)                                   7,504           19,013
Rent expense (2)                                         494            1,213
                                                    --------         --------
Earnings as adjusted                                   3,588            1,794
                                                    ========         ========
Computation of Fixed Charges:
Interest expense (1)                                   7,504           19,013
Rent expense (2)                                         494            1,213
Preferred dividends (3)                                6,198            8,394
                                                    --------         --------
Fixed charges                                         14,196           28,620
                                                    ========         ========

Ratio of earnings to combined fixed charges and
   Preferred Stock Dividends                            --               --

Deficiency in earnings required to cover combined
   fixed charges and Preferred Stock
   Dividends                                          10,608           26,826



----------------------

(1)  Interest expense includes amortization of deferred financing costs.
(2) The interest element of rent expense is assumed to be 30% of gross operating rent charges.
(3)  Includes dividends on redeemable common and preferred stock.